CONTACT:	8125 N. Hayden Road
Kara Stancell, Investor Relations & Corporate Communications,	Scottsdale, AZ 85258
(602) 808-3854	(602) 808-8800
www.medicis.com
MEDICIS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
SCOTTSDALE, Ariz.—August 7, 2007—Medicis (NYSE:MRX) today announced revenue for the three months ended June 30, 2007 of approximately $108.9 million, compared to approximately $85.0 million for the three months ended June 30, 2006, representing a year-over-year increase of approximately 28%. This increase was primarily due to the successful launches of ZIANA™ and PERLANE® and the continued strength of SOLODYN®. Net income computed in accordance with U.S. generally accepted accounting principles (GAAP) for the three months ended June 30, 2007 was approximately $15.5 million, or approximately $0.24 per diluted share, compared to GAAP net income of $15.5 million, or $0.25 per diluted share, for the three months ended June 30, 2006.
Non-GAAP earnings per diluted share for the three months ended June 30, 2007, adjusted only for the write-down of the long-lived asset value associated with OMNICEF® described below, was approximately $0.28 per diluted share. Comparatively, for the three months ended June 30, 2006, the Company reported non-GAAP earnings per diluted share of $0.24 per diluted share, adjusted only for research and development (R&D) milestones or contract payments. The Company’s published guidance for the three months ended June 30, 2007 was approximately $107 million in revenue and approximately $0.25 in non-GAAP earnings per diluted share for the three months ended June 30, 2007. Diluted per share amounts are calculated using the “if-converted” method of accounting.
“We are pleased to announce a solid second quarter,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “We are excited about our strong PERLANE® launch and the recent initiation of our highly targeted, direct-to-consumer television ad campaign for the RESTYLANE® family of products. Additionally, we are focusing our therapeutic sales and marketing efforts on expanding the market shares for SOLODYN® and ZIANA™. As we enter the second half of 2007, our focus is on fortifying our research and development pipeline with new products and technologies, and working diligently on the anticipated fourth quarter filing of RELOXIN®.”
During the quarter ended June 30, 2007, long-lived assets related to OMNICEF® were determined to be impaired based on the Company’s analysis of the projected future cash flows from continuing sales of the product primarily as a result of pressures in the marketplace from generic competition. As a result of the impairment analysis, the Company recorded a non-cash write-down of approximately $4.1 million ($2.6 million net of tax and $0.04 per fully diluted share) related to these long-lived assets.
Medicis provides non-GAAP financial information which has been adjusted for items such as R&D milestone payments, contract payments, impairment of long-lived assets and litigation reserves. Adjusted balances are referred to as “non-GAAP.” Further discussion of the non-GAAP financial information, as well as a reconciliation of the non-GAAP financial results and Medicis’ GAAP financial results can be found below.

Acne Products
Medicis recorded revenue of approximately $55.4 million associated with its acne products in the three months ended June 30, 2007, which represents an increase of approximately $18.8 million, or approximately 51%, compared to the three months ended June 30, 2006, and an increase of $9.5 million, or approximately 21%, compared to the three months ended March 31, 2007. This increase is due primarily to increased revenue associated with SOLODYN® and ZIANA™ in the second quarter of 2007, partially offset by decreases in sales of DYNACIN®, PLEXION® and TRIAZ® products due to the focus on the market expansion of the Company’s newer products, SOLODYN® and ZIANA™. Medicis’ acne products include primarily DYNACIN®, PLEXION®, SOLODYN®, TRIAZ® and ZIANA™.
Non-Acne Products
Medicis recorded revenue of approximately $46.2 million associated with its non-acne products in the three months ended June 30, 2007, which represents an increase of approximately $5.8 million, or approximately 14%, compared to the three months ended June 30, 2006, and an increase of $5.5 million, or approximately 14%, compared to the three months ended March 31, 2007. This increase in non-acne is primarily due to the strength of RESTYLANE® and launch of PERLANE®. Medicis’ non-acne products include primarily LOPROX®, PERLANE®, RESTYLANE® and VANOS™.
Other Non-Dermatological Products
Medicis recorded revenue of approximately $7.3 million associated with its other non-dermatological products during the three months ended June 30, 2007, which represents a decrease of $0.7 million, or approximately 9%, compared to the three months ended June 30, 2006, and a decrease of $1.3 million, or approximately 15%, compared to the three months ended March 31, 2007. This decrease is primarily due to a decrease in contract revenue. Medicis’ other non-dermatological products include primarily AMMONUL®, BUPHENYL® and contract revenue.
Other Income Statement Items
Gross profit margins for the three months ended June 30, 2007 decreased approximately 1.8 percentage points to approximately 87.1%, compared to approximately 88.9% for the three months ended June 30, 2006. The decrease in gross profit margins was primarily attributable to the product mix during the quarter.
GAAP selling, general and administrative (SG&A) expense for the three months ended June 30, 2007 was approximately $59.9 million, or approximately 55.0% of revenue, compared to approximately $51.1 million, or approximately 60.1% of revenue, for the three months ended June 30, 2006. The decrease in SG&A as a percentage of revenue was primarily due to the increase in revenue (approximately 28%) outpacing the increase in SG&A. The increase in SG&A as compared to the same period last year was primarily due to personnel costs associated with the aesthetic sales force expansion and annual salary increases, promotional programs for RESTYLANE®, promotional spending behind the launches of PERLANE® and ZIANA™, and costs related to the development and implementation of our new ERP system. Approximately $5.5 million was recorded in SG&A related to FAS 123R share-based compensation expense for the three months ended June 30, 2007 as compared to $6.8 million for the three months ended June 30, 2006, representing a year-over-year decrease of approximately 19.2%.
GAAP R&D expense for the three months ended June 30, 2007 was approximately $7.1 million, or approximately 6.6% of revenue, compared to approximately $43.8 million, or approximately

51.5% of revenue, for the same period last year. For the three months ended June 30, 2006, R&D expense included $38.7 million, or approximately 45.5% of revenue, related to RELOXIN®. The $38.7 million consisted of $35.1 million associated with the acquisition of the RELOXIN® product rights and $3.7 million associated with the development of RELOXIN®. R&D expense for the three months ended June 30, 2007 consisted of ongoing expenses related to various R&D projects, primarily RELOXIN®. Approximately $0.1 million was recorded in R&D related to FAS 123R share-based compensation expense for the three months ended June 30, 2007.
Cash Flow
Medicis recorded cash flow of approximately $53.3 million in the three months ended June 30, 2007, which represents an increase of approximately $42.2 million, or approximately 380%, compared to the three months ended June 30, 2006, and an increase of $27.5 million, or approximately 107%, compared to the three months ended March 31, 2007.
2007 Guidance Update
Based upon information available currently to the Company, the Company’s financial guidance is as follows:
Calendar 2007
(in millions, except per share amounts)

	First	Second	Third	Fourth	Calendar
	Quarter	Quarter	Quarter	Quarter	Year End
	(3/31/07)	(6/30/07)	(9/30/07)	(12/31/07)	2007
	Actual	Actual	Estimated	Estimated	Estimated

Revenue Objective	$95	$109	$120	$130	$454

GAAP diluted earnings per share objectives	$0.15	$0.24	$0.33	$0.43	$1.15

Write-down of long-lived asset	—	$0.04	—	—	$0.04

Non-GAAP diluted earnings per share objectives	$0.15	$0.28	$0.33	$0.43	$1.19

The Company’s 2007 non-GAAP diluted earnings per share objective as reported at the beginning of the year was $1.12 per share. Current non-GAAP diluted earnings per share objective is $0.07, or 6%, above the Company’s original objective. The earnings per share estimates above include amortization associated with the approximately $29.1 million payment due to Q-Med as a result of the U.S. Food and Drug Administration’s (“FDA”) approval of PERLANE® in May 2007, estimated R&D expenses associated with the RELOXIN® project, anticipated promotional spending for RESTYLANE®, estimated launch costs associated with ZIANA™ and PERLANE®, and the costs associated with the aesthetics sales force expansion.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company.
“If-Converted” Net Income and Diluted Earnings Per Share
“If-converted” net income and diluted earnings per share amounts are calculated using the “if-converted” method of accounting regardless of whether the outstanding Old Notes and New Notes meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
To the extent that the Company has provided non-GAAP financial information in this press release, it has done so in order to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results, comparisons to competitors’ core operating results and is a basis for financial decision making. Management believes that Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP adjustments are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP in the United States. It excludes items, such as special charges for R&D, the impairment of long-lived assets, and litigation reserves that may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events and have no impact to the Company’s ongoing results of operations. Management believes that by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), OMNICEF® (cefdinir), PLEXION® (sodium sulfacetamide/sulfur), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream, 0.05%, VANOS™ (fluocinonide) Cream, 0.1%, SYNALAR® (fluocinolone acetonide), and ZIANA™ (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) and AMMONUL® (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA®. For more information about Medicis, please visit the Company’s website at www.medicis.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including:
•	Medicis’ future prospects;
•	revenue, expense, tax rate and earnings guidance;
•	information regarding business development activities and future regulatory approval of the Company’s products;
•	the successful launches and growth of PERLANE®, SOLODYN® and ZIANA™;
•	the patentability of certain intellectual property;
•	the future expansion of the aesthetics market; and
•	expectations relating to the Company’s product development pipeline, including the anticipated regulatory filing timeline for RELOXIN®.
These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006, and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects, the risks associated with the FDA approval process and risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s primary brands, and any future competitive product approvals that may affect the Company’s brands, including the RESTYLANE® franchise. The RESTYLANE® franchise currently includes PERLANE® and RESTYLANE®.
Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work that has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty about the periods in which these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include, among other things, the potential payments associated with any such transactions.
There are a number of additional important factors that could cause actual results to differ materially from those projected, including:
•	the anticipated size of the markets and demand for Medicis’ products;
•	the availability of product supply or changes in the costs of raw materials;
•	the receipt of required regulatory approvals;
•	product liability claims;
•	the introduction of federal and/or state regulations relating to the Company’s business;
•	dependence on sales of key products;
•	changes in the treatment practices of physicians that currently prescribe the Medicis’ products;
•	the uncertainty of future financial results and fluctuations in operating results;
•	dependence on Medicis’ strategy (including the uncertainty of license payments and/or other payments due from third parties);

•	changes in reimbursement policies of health plans and other health insurers;
•	the timing and success of new product development by Medicis or third parties;
•	the inability to secure patent protection from filed patent applications, inadequate protection of Medicis’ intellectual property or challenges to the validity or enforceability of the Medicis’ proprietary rights;
•	the risk of competitive product introductions, including the introduction of generic and branded competitive products;
•	the risks of pending and future litigation or government investigations; and
•	other risks described from time to time in Medicis’ filings with the Securities and Exchange Commission.
Forward-looking statements represent the judgment of Medicis’ management as of the date of this release and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any of Medicis’ prescription product is available by contacting the Company. OMNICEF® is a trademark of Fujisawa Pharmaceutical Co. Ltd. and is used under a license from Abbott Laboratories, Inc. On April 1, 2005, Fujisawa Pharmaceutical Co. Ltd. merged with Yamanouchi Pharmaceutical Co. Ltd., creating Astelles Pharma, Inc. RESTYLANE® and PERLANE® are trademarks of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

Medicis Pharmaceutical Corporation
Summary Statements of Operations
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Product revenues	$105,902	$80,646	$198,273	$151,733

Contract revenues	2,962	4,386	5,705	8,456

Total revenues	108,864	85,032	203,978	160,189

Cost of revenues	14,011	9,419	24,508	21,598

Gross profit	94,853	75,613	179,470	138,591

Operating expenses:
Selling, general and administrative	59,894	51,065	122,155	102,288
Impairment of long-lived assets	4,067	—	4,067	—
Research and development	7,148	43,767	15,154	140,985
Depreciation and amortization	5,878	5,800	11,332	11,656

Total operating expenses	76,987	100,632	152,708	254,929

Operating income (loss)	17,866	(25,019)	26,762	(116,338)

Interest income, net	6,683	4,604	13,032	8,967

Income tax expense (benefit)	9,026	(35,934)	14,983	(34,347)

Net income (loss)	$15,523	$15,519	$24,811	$(73,024)

Basic net income (loss) per common share	$0.28	$0.28	$0.44	$(1.34)

Diluted net income (loss) per common share	$0.24	$0.25	$0.39	$(1.34)

Shares used in basic net income (loss) per common share	55,936	54,501	55,782	54,429

Shares used in diluted net income (loss) per common share	71,318	69,733	71,466	54,429

Cash flow from (used in) operations	$53,325	$11,075	$79,080	$(100,445)

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Three months ended
	June 30, 2007			June 30, 2006
	Dollar Value		EPS Impact	Dollar Value		EPS Impact
GAAP net income	$15,523		$0.28	$15,519		$0.28

Interest expense and associated bond offering costs (tax-effected)	1,618	{a}		1,675	{a}

GAAP “if-converted” net income and diluted EPS	$17,141		$0.24	$17,194		$0.25

Non-GAAP adjustments:

Impairment of long-lived assets	4,067		0.06	—		—

Special charge for R&D, including related professional fees	—		—	39,265		0.56

Income tax effects	(1,477)		(0.02)	(39,650)		(0.57)

Non-GAAP “if-converted” net income and diluted EPS	$19,731		$0.28	$16,809		$0.24

			2007			2006

Shares used in basic net income per common share			55,936			54,501

Shares used in diluted net income per common share			71,318			69,733

{a} In order to determine “if-converted” net income, the tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.6 million and $1.7 million are added back to GAAP net income for the three months ended June 30, 2007 and June 30, 2006, respectively.

Medicis Pharmaceutical Corporation
Balance Sheets

	June 30,	December 31,
	2007	2006
Assets

Cash, cash equivalents & short-term investments	$596,515	$554,261

Accounts receivable, net	—	36,370

Inventory, net	30,657	27,016

Other current assets	42,106	39,037

Total current assets	669,278	656,684

Property & equipment, net	9,618	6,576

Intangible assets, net	248,884	232,314

Deferred tax asset	34,356	41,241

Long-term investments	148,395	130,290

Other assets	1,198	2,181

Total assets	$1,111,729	$1,069,286

Liabilities and stockholders’ equity

Current liabilities	$98,565	$106,662

Contingent convertible senior notes 2.5%, due 2032	169,150	169,155

Contingent convertible senior notes 1.5%, due 2033	283,910	283,910

Other liabilities	543	—

Stockholders’ equity	559,561	509,559

Total liabilities and stockholders’ equity	$1,111,729	$1,069,286

Working capital	$570,713	$550,022

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